CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-2 of our report dated February 13, 2003, relating to the financial statements and financial highlights of The Gabelli Utility Trust which appear in the December 31, 2002 Annual Report to Shareholders of The Gabelli Utility Trust which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Counsel and Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
July 24, 2003